Exhibit 99.2

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HERMAN JONES LLP

SERINA M. VASH

153 Central Avenue #131

Westfield, NJ 07090

svash@hermanjones.com

Telephone: (404) 504-6516

Facsimile: (404) 504-6501

[Additional Counsel on Signature Page]

Liaison Counsel for Plaintiffs

UNITED STATES DISTRICT COURT

DISTRICT OF NEW JERSEY

IN RE PRUDENTIAL FINANCIAL,
INC. DERIVATIVE LITIGATION	Civil Action No. 2:20-cv-12772-
SRC-CLW

(Consolidated with Civil Action No.
2:20-cv-16231-SRC-CLW)
This Document Relates To:

ALL ACTIONS.

STIPULATION AND AGREEMENT OF SETTLEMENT

This Stipulation and Agreement of Settlement (the “Stipulation”) is made and entered into by and among the following Settling Parties1 by and through their respective counsel of record: (i) plaintiffs Donel Davidson and Robert Lalor (“Plaintiffs”), individually and derivatively; (ii) defendants Charles F. Lowrey,

[1]	All capitalized terms not otherwise defined are defined in section V.1., below.

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Robert M. Falzon, Kenneth Y. Tanji, Christine A. Poon, Gilbert F. Casellas, Karl J. Krapek, Thomas J. Baltimore, Jr., Martina Hund-Mejean, Douglas Scovanner, Sandra Pianalto, Peter R. Lighte, Michael A. Todman, John R. Strangfeld, and Mark B. Grier (collectively, the “Individual Defendants”);2 and (iii) nominal defendant Prudential Financial, Inc. (“Prudential” or the “Company”). This Stipulation is intended by the Settling Parties to fully, finally, and forever resolve, discharge, and settle the Released Claims, subject to the terms and conditions set forth herein.

I.	BACKGROUND

A.	Summary of Plaintiffs’ Allegations and Claims

Plaintiffs claim that the Individual Defendants breached fiduciary duties owed to Prudential and its stockholders in connection with oversight and disclosures regarding adverse mortality experience and corresponding reserves for life insurance policies acquired from The Hartford Financial Services Group, Inc. (“Hartford”).

[2]	The parties stipulated to the voluntary dismissal of the claims against George Paz, who is deceased, which is being filed concurrently herewith.

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Plaintiffs allege the Individual Defendants learned in 2015 that adverse mortality developments would require material adjustments in mortality assumptions for the Hartford policies, leading Prudential to increase reserves and to record corresponding charges to income in 2016, 2017, and 2018. Plaintiffs allege that certain Individual Defendants made misstatements during a June 2019 investor conference that recent mortality experience had been within the range of normal volatility and below previous experience. Plaintiffs allege that after these statements were made, the Individual Defendants caused or permitted the Company to repurchase more than $334 million of Prudential common stock at artificially inflated prices.

Plaintiffs contend that Prudential suffered substantial losses on the repurchases and damaged credibility in capital and credits markets after it disclosed on July 31, 2019, that its Individual Life segment had lost $135 million in the quarter (versus expected income of $108 million) due to a pre-tax charge of $208 million taken primarily to increase reserves in response to negative mortality experience and revised mortality assumptions for the Hartford policies. The next day, Prudential executives reported that the updated mortality assumptions would negatively impact earnings by approximately $25 million per quarter for the foreseeable future. Prudential’s stock price declined by more than $20 per share over the next two weeks of trading. Plaintiffs further contend that the alleged misconduct exposed Prudential to liability for securities fraud in the related securities class action captioned, In re Prudential Financial Inc. Securities Litigation, No. 2:19-cv-20839-SRC-CLW (D.N.J.) (“Securities Action”), which Prudential agreed to settle for a payment of $35 million from Company funds.

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B.	Procedural History

Plaintiffs sent Prudential’s Board of Directors (the “Board”) letters in April and May 2020, demanding that the Board investigate and commence litigation against current and former officers and directors of the Company and setting forth facts Plaintiffs believed supported such claims (the “Demands”).

On April 27, 2020, and July 9, 2020, Cravath, Swaine & Moore LLP (“Cravath”) notified Plaintiffs’ counsel that the Board had created a Special Committee to investigate the Demands’ allegations and potential claims and that the Special Committee had retained Cravath as counsel. After more than ninety days had expired without the conclusion of the Special Committee’s investigation, Plaintiffs separately commenced two actions on behalf of Prudential: Davidson v. Lowrey, et al., No. 2:20-CV-12772-SRC-CLW (D.N.J. Sept. 16, 2020); and Lalor v. Lowrey, et al., No. 2:20-CV-16231 (D.N.J. Nov. 16, 2020).

On February 2, 2021, counsel for the Special Committee informed Plaintiffs that the Board had rejected the Demands based on the investigation and recommendation of the Special Committee, finding that any claims predicated on the Demands’ allegations lacked merit and, in any event, would not serve the Company’s best interest to pursue (the “Refusal Letter”).

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On March 31, 2021, the Court consolidated the Davidson and Lalor actions and appointed plaintiffs Donel Davidson and Robert Lalor’s counsel as co-lead and liaison counsel. ECF No. 10. On April 21, 2021, Plaintiffs filed a notice designating the first-filed complaint in the Davidson action as the operative Complaint.

On May 21, 2021, Defendants filed a motion to dismiss the operative complaint under N.J.S.A. §14A:3-6.5(a), which provides that a board may seek to dismiss a derivative action where a committee of independent and disinterested members “has determined in good faith, after conducting a reasonable inquiry upon which its conclusions are based, that the maintenance of the derivative proceeding is not in the best interests of the corporation.” Defendants asserted, based on the Refusal Letter and certain additional documents attached to its motion, that dismissal was warranted because the Demand Board: (i) was independent; and (ii) relied in good faith on the purportedly reasonable investigation conducted by the Special Committee.

Pursuant to N.J.S.A. §14A:3-6.5(5)(c) (“Section 5(c)”), Plaintiffs requested limited discovery relating to the Special Committee investigation and Board decision-making with respect to Plaintiffs’ Demands. Defendants declined to provide the requested discovery.

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On June 11, 2021, Plaintiffs filed a Motion for Leave to Conduct Limited Discovery pursuant to Section 5 and Federal Rule of Civil Procedure 56. Defendants opposed the motion. Following briefing, supplemental briefing, and argument, Magistrate Judge Waldor entered an Opinion and Order dated May 3, 2022, denying discovery relating to the Special Committee’s independence, but granting discovery “concern[ing] the Board’s alleged lack of a reasonable inquiry and/or lack of a good faith determination in investigating and/or deciding to reject Plaintiffs’ litigation demands[,]” including leave to take the depositions of the Special Committee members regarding those matters, and production of certain documents (the “Discovery Order”).

Defendants appealed Judge Waldor’s May 3, 2022, decision to this Court. Following briefing and argument, on July 19, 2022, this Court affirmed the Discovery Order.

On October 14, 2022, Defendants’ counsel supplied a privilege log identifying responsive documents withheld on grounds that they were subject to attorney-client privilege and/or attorney work product protections.

After meeting and conferring, on February 10, 2023, Plaintiffs moved to compel production of the logged materials arguing that Defendants triggered an implied waiver of privilege and work product protections by invoking the Special Committee’s counsel’s investigation as the sole basis and source of evidence supporting their motion to dismiss.

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Following briefing and argument, on December 22, 2023, Judge Waldor issued an opinion finding that Defendants’ reliance upon the investigation conducted by counsel for the Special Committee and related Board deliberations as grounds for dismissing the Derivative Action impliedly waived the attorney-client privilege and work product protection. Judge Waldor ordered Defendants to produce the withheld materials (subject to certain exceptions) or be precluded from relying upon the investigation and Board deliberations as grounds for dismissal (the “Waiver Order”).

On January 12, 2024, Defendants appealed the Waiver Order to the Court. The parties briefed and argued the appeal. Before the Court issued a decision on Defendants’ appeal, the parties reached an agreement in principle to settle the Derivative Action.

C.	Settlement Negotiations

In March 2024, the Court notified the parties that it would conduct a settlement conference. In anticipation of the settlement conference, Plaintiffs sent Defendants a written settlement demand on May 3, 2024.

At the parties’ request, the Court reset the hearing for May 29, 2024, and adjourned the settlement conference sine die. Following oral argument on Defendants’ appeal from the Waiver Order, the Court reserved decision on the pending appeal and held a status conference. At the status conference, Court reviewed the status and next steps in the litigation and discussed with the parties certain issues relating to a potential settlement. The parties subsequently agreed to engage in formal mediation facilitated by the Hon. Freda Wolfson (Ret.) (the “Mediator”) and scheduled a formal, in-person mediation session for July 22, 2024.

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After considering certain matters raised by the Court and related developments, Plaintiffs prepared a superseding settlement demand, which they transmitted to the Mediator and Defendants on June 17, 2024. The Mediator conducted separate pre-mediation conferences with counsel for the respective Parties to review certain issues bearing on a potential settlement.

On July 18, 2024, the Parties exchanged mediation statements addressing the procedural context and their respective views regarding the facts and allegations, governing legal standards, damages, anticipated defenses, range of possible litigation outcomes, insurance and indemnification, and related matters. At the Mediator’s request, the parties subsequently prepared confidential, ex parte submissions addressing certain points raised in the mediation statements, questions posed by the Mediator, and other relevant matters.

On July 22, 2024, the parties participated in an in-person, full day mediation session facilitated by the Mediator. The parties were unable to agree on a settlement framework at the July 22nd session, and the parties agreed to continue consultations with the Mediator regarding potential settlement structures.

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Over the next several months, the parties continued settlement negotiations through direct and mediated discussions, written exchanges of information, proposals and counter-proposals regarding various matters, and separate and joint sessions with the Mediator. With the Mediator’s assistance, the parties worked through complex issues relating to the merits, alleged damages, the range of available remedial alternatives, and the substantive consideration for a settlement. While substantial progress was made, the parties reached an impasse in late October 2024, prompting the Mediator to issue a double-blind mediator’s proposal to bridge the gap in the parties’ respective positions.

In mid-November, 2024, the parties accepted the Mediator’s proposal to resolve the litigation in consideration for the Individual Defendants’ agreement to effectuate a cash payment of $10,000,000.00 to the Company (the “Settlement Fund”). The parties further agreed Plaintiffs’ Counsel may request Court approval of an award of attorneys’ fees and expenses not to exceed $2,500,000.00 (the “Fee and Expense Amount”), to be paid from the Settlement Fund.

Thereafter, the Settling Parties negotiated and reached agreement upon the operative terms of the Settlement as set forth in this Stipulation.

II.	PLAINTIFFS’ CLAIMS AND SETTLEMENT RECOMMENDATION

Plaintiffs and Plaintiffs’ Counsel contend that the allegations made in the Derivative Action are supported by substantial evidence and that the claims asserted have merit. Plaintiffs’ agreement to settle on the terms and conditions set forth in this Stipulation is not intended to be, and shall not be construed as, an admission or concession concerning the relative strength or merit of the allegations and claims. Plaintiffs and Plaintiffs’ Counsel have, however, taken into account the substantial

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time, expense, and uncertainty inherent in any attempt to improve upon the result through continued prosecution of the Derivative Action through trial and any subsequent appeal, including problems of proof, challenges in overcoming the many available defenses to the derivative claims, the Individual Defendants’ advancement and indemnification rights, the amount, conditions, exclusions, and limitations on the available insurance, and the difficulties of proving and collecting any potential damages awarded at trial. Plaintiffs and Plaintiffs’ Counsel are also mindful of the costs and disruption further litigation would impose on Prudential.

Plaintiffs’ Counsel’s recommendation in favor of the Settlement is informed by, inter alia: (i) review and analysis of relevant press releases, public statements, and filings with the U.S. Securities and Exchange Commission, securities and financial analyst reports, and advisories and business media reports about the Company in the course of preparing Plaintiffs’ litigation demands and complaints; (ii) analysis of the extensive fact and legal record reflected in the pleadings, motions, status reports, and orders filed in the trial and court of appeals in the related Securities Action; (iii) research and analysis of the law governing the claims, damages and other remedies, pleading standards, anticipated affirmative defenses, and insurance and indemnification in connection with preparation of Plaintiffs’ litigation demands, complaints, and initial settlement demand; (iv) evaluation of the record regarding the Demands’ investigation and Board deliberations submitted by

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Defendants in support of their motion to dismiss; (v) evaluation of additional source materials relating to the investigation and Board deliberations produced in response to Plaintiffs’ motion to compel discovery; (vi) further fact and legal analysis conducted in support of Plaintiffs’ motion to compel the production of the additional Demands’ investigation and Board deliberation materials withheld on privilege and work product grounds; (vii) further research and analysis of the extensive public and limited confidential record and relevant case law, and consideration of perspectives offered by the Court and the Mediator, in preparing the Plaintiffs’ superseding settlement demand, meditation statement, and supplemental mediation submission; (viii) assessment of additional confidential information provided by Defendants in the course of the mediation relating to merits, insurance, and indemnification issues; (ix) evaluation of defense counsel’s arguments and perspectives offered by the Mediator regarding certain factual allegations, the relative strengths and weaknesses of the various claims and defenses, and problems of proof offered during the course of the mediation exchanges; and (x) research and analysis of the range of potential damages, disgorgement, and non-monetary remedies in connection with preparing the settlement demands and during the course of settlement negotiations.

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Plaintiffs carefully weighed the benefits of the Settlement against the significant risks, costs, and delay that would be entailed in attempting to secure a better result through further litigation. Based upon their investigation and evaluation of the relevant evidence, applicable procedural standards and substantive law, and their assessment of the best interests of Prudential and its stockholders, and informed by perspectives offered by the Mediator and the arguments and positions advanced by the Defendants during the mediation negotiations, Plaintiffs and Plaintiffs’ Counsel have determined that the Settlement’s immediate guarantee of a substantial monetary benefit is fair, reasonable, and adequate consideration for the Settlement, and that the Settlement serves the best interests of Prudential and its stockholders.

Accordingly, Plaintiffs have agreed to settle the Derivative Action upon the terms and subject to the conditions set forth herein.

III.	DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY

Defendants have denied and continue to deny each and all of the claims alleged by Plaintiffs in the Derivative Action, and the Individual Defendants have denied and continue to deny all charges and allegations of wrongdoing or liability against them arising out of any of the conduct, statements, acts, or omissions alleged, or that could have been alleged in the Derivative Action. Individual Defendants contend that they have acted properly, lawfully, and in full accord with their fiduciary duties at all times, and deny that they have ever committed or attempted to commit any breach of fiduciary duty owed to the Company and its stockholders and any wrongdoing whatsoever. Had the terms of the Stipulation not been reached, Defendants would have continued to contest Plaintiffs’ claims and the Individual

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Defendants maintain that they had and have meritorious defenses to all of the claims and allegations in the Derivative Action. Without admitting the validity of any of the claims that Plaintiffs have asserted in the Derivative Actions, or any liability with respect thereto, Defendants have considered the uncertainty and risks inherent in any litigation, and the costs and burdens continued litigation would impose on Prudential, the substantial benefits conferred by the Settlement, and related considerations, and have determined that it would best serve the interests of Prudential and its stockholders to settle the Derivative Action in the manner and upon the terms and conditions set forth in this Stipulation.

Neither this Stipulation, nor any of its terms or provisions, nor entry of the Judgment, nor any document or exhibit referred or attached to this Stipulation, nor any action taken to carry out this Stipulation, is, may be construed as, or may be used as evidence of the validity of any of the Released Claims or an admission by or against the Individual Defendants of any fault, wrongdoing, or concession of liability whatsoever.

IV.	PRUDENTIAL APPROVAL

Prudential has approved the Settlement as set forth in this Stipulation as serving the best interests of the Company and its stockholders, and agrees that the Settlement confers a substantial benefit and is fair, reasonable, and adequate.

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V.	TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the undersigned counsel for the Settling Parties herein, in consideration of the benefits flowing to the parties from the Settlement, and subject to the approval of the Court, that the claims asserted in the Derivative Action and the Released Claims shall be finally and fully compromised, settled, and released, and the Derivative Action shall be dismissed with prejudice and with full preclusive effect as to all Settling Parties, upon and subject to the terms and conditions of this Stipulation, as set forth below.

1.	Definitions

As used in this Stipulation, the following terms have the meanings specified below:

1.1. “Court” means the United States District Court for the District of New Jersey.

1.2. “Current Prudential Stockholders” means any Person who holds of record or beneficially owns, Prudential common stock as of the date of the execution of this Stipulation and continues to hold their Prudential common stock as of the date of Settlement Hearing, excluding the Individual Defendants, the officers and directors of Prudential, members of their immediate families, and their legal representatives, heirs, successors, or assigns, and any entity in which Individual Defendants have or had a controlling interest.

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1.3. “Defendants” means, collectively, nominal defendant Prudential and the Individual Defendants.

1.4. “Defendants’ Counsel” means Debevoise & Plimpton LLP and Walsh Pizzi O’Reilly Falanga LLP.

1.5. “Derivative Action” means this derivative action, styled In re Prudential Financial Inc., Derivative Litigation, Civil Action No. 2:20-cv-12772-SRC-CLW.

1.6. “Effective Date” means the date by which the events and conditions specified in paragraph 6.1 of this Stipulation have been met and have occurred.

1.7. “Final” means the date, following the Court’s Judgment, on which the Order and Final Judgment is final and no longer subject to appeal or further review, whether as a result of affirmance on or exhaustion of any possible appeal or review, lapse of time or otherwise, provided, however, and notwithstanding any provision to the contrary in this Settlement, “Final” shall not include, and the Settlement is expressly not conditioned upon, the approval of attorneys’ fees to Plaintiffs’ Counsel.

1.8. “Individual Defendants” means Charles F. Lowrey, Robert M. Falzon, Kenneth Y. Tanji, Christine A. Poon, Gilbert F. Casellas, Karl J. Krapek, Thomas J. Baltimore, Jr., Martina Hund-Mejean, Douglas Scovanner, Sandra Pianalto, Peter R. Lighte, Michael A. Todman, John R. Strangfeld, and Mark B. Grier.

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1.9. “Judgment” means the Order and Final Judgment to be rendered by the Court, substantially in the form attached hereto as Exhibit C.

1.10. “Long-Form Notice” means the Long-Form Notice of Pendency and Proposed Settlement of Stockholder Derivative Action, substantially in the form attached hereto as Exhibit B-1.

1.11. “Person” means an individual, corporation, limited liability corporation, professional corporation, partnership, limited partnership, limited liability partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.

1.12. “Plaintiffs” mean Donel Davidson and Robert Lalor.

1.13.“Plaintiffs’ Counsel” means Robbins LLP, Bragar Eagel & Squire, P.C., and Herman Jones LLP.

1.14. “Preliminary Approval Order” means the preliminary approval order, substantially in the form attached hereto as Exhibit A, approving the form of the notice of the Settlement to Current Prudential Stockholders and method of giving notice, and scheduling a Settlement Hearing.

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1.15. “Prudential” or the “Company” means nominal defendant Prudential, a New Jersey corporation, and its affiliates, subsidiaries, predecessors, successors, and assigns.

1.16. “Related Persons” means: (i) with regard to any individual, his/her/their respective spouses, marital communities, immediate family members, heirs, executors, personal representatives, estates, administrators, trusts, predecessors, successors, and assigns or other individual or entity in which any Individual Defendant has a controlling interest, and each and all of their respective past and present officers, directors, employees, agents, affiliates, parents, subsidiaries, divisions, attorneys, accountants, auditors, advisors, insurers, co-insurers, re-insurers, heirs, executors, personal representatives, estates, administrators, trusts, predecessors, successors, and assigns; and (ii) with regard to any entity (i.e., non-individual), its respective past or present agents, officers, directors, attorneys, accountants, auditors, advisors, insurers, co-insurers, reinsurers, partners, controlling stockholders, joint venturers, related or affiliated entities, advisors, employees, affiliates, predecessors, successors, parents, subsidiaries, insurers, and assigns for Prudential.

1.17. “Released Claims” means all Released Plaintiffs’ Claims and all Released Defendants’ Claims.

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1.18. “Released Defendants’ Claims” means any and all actions, suits, claims, debts, rights, liabilities, and causes of action of every nature, including both known and Unknown Claims (as defined in paragraph 1.27 below), that arise out of or are based upon the institution, prosecution, assertion, settlement, or resolution of the Derivative Action. For the avoidance of doubt, neither this Stipulation nor the Settlement, if approved, shall not preclude or have any effect whatsoever with respect to any claim any Plaintiff has or may have to claim and to recover money from the settlement fund established in the Securities Action.

1.19. “Released Defendants’ Persons” means each and all of the Individual Defendants, Prudential, and each and all of their Related Persons. “Released Defendants’ Person” means, individually, each of the Released Defendants’ Persons.

1.20. “Released Plaintiffs’ Claims” means any and all actions, suits, claims, debts, rights, liabilities, and causes of action of every nature, including both known and Unknown Claims (as defined in paragraph 1.27 below), existing derivatively on behalf of Prudential, by Plaintiffs or any other stockholder of Prudential that arise out of or are based upon: (i) the allegations and claims asserted or which could have been asserted in the Derivative Action; or (ii) the Settlement, except for any claims to enforce the Settlement.

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1.21. “Released Plaintiffs’ Persons” means each and all of Plaintiffs, Current Prudential Stockholders, Prudential, and each and all of their Related Persons. “Released Plaintiffs’ Person” means, individually, each of the Released Plaintiffs’ Persons.

1.22. “Released Persons” means all Released Plaintiffs’ Persons and all Released Defendants’ Persons.

1.23. “Settlement” means the settlement and compromise of the Derivative Action as provided for herein.

1.24. “Settlement Hearing” means the hearing or hearings at which the Court will review the adequacy, fairness, and reasonableness of the Settlement.

1.25. “Settling Parties” means, collectively, Plaintiffs and Defendants. “Settling Party” means, individually, any of the Settling Parties.

1.26. “Summary Notice” means the Summary Notice of Pendency and Proposed Settlement of Stockholder Derivative Action, substantially in the form attached hereto as Exhibit B-2.

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1.27. “Unknown Claims” means any Released Claims which Plaintiffs or Defendants do not know of or suspect to exist in his, her, or its favor at the time of the release of the Released Persons. With respect to any and all Released Claims, the Settling Parties agree that upon the Effective Date, the Settling Parties expressly waive the provisions, rights and benefits conferred by or under California Civil Code section 1542, or any other law of the United States or any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Settling Parties acknowledge that they may hereafter discover facts in addition to or different from those now known or believed to be true by them, with respect to the subject matter of the Released Claims, but it is the intention of the Settling Parties to completely, fully, finally, and forever compromise, settle, release, discharge, and extinguish any and all Released Claims, known or unknown, suspect or unsuspected, contingent or absolute, accrued or unaccrued, apparent or unapparent, which do now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts. The Settling Parties acknowledge that the foregoing waiver was separately bargained for and is a key element of this Stipulation of which this release is a part.

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2.	Settlement Consideration

2.1 In consideration of the full settlement, satisfaction, compromise and release of the Released Plaintiffs’ Claims and the dismissal with prejudice of the Derivative Action, the Settling Parties agree as follows:

a. No later than ten (10) business days after the Effective Date, the Individual Defendants shall pay or cause to be paid to Prudential a sum of $10,000,000 (the “Settlement Fund”), minus the court-approved Fee and Expense Amount as provided in paragraphs 4.1 and 4.2 below.

b. Defendants acknowledge that Plaintiffs’ and Plaintiffs’ Counsel’s demand, litigation, and settlement efforts caused Defendants to agree to make the cash payment to Prudential.

3.	Approval and Notice

3.1. Promptly after execution of this Stipulation, the Settling Parties shall submit this Stipulation together with its exhibits to the Court and shall apply for entry of the Preliminary Approval Order, substantially in the form of Exhibit A attached hereto, requesting: (i) preliminary approval of the Settlement set forth in this Stipulation; (ii) approval of the form and manner of providing notice of the Settlement to Current Prudential Stockholders; and (iii) a date for the Settlement Hearing.

3.2 Notice to Current Prudential Stockholders shall consist of the Long-Form Notice, which includes the general terms of the Settlement set forth in this Stipulation, the rules and deadline for commenting upon or objecting to the Settlement, the date of the Settlement Hearing, and other pertinent matters, and appends a copy of this Stipulation, substantially in the form attached hereto as Exhibit B-1, as well as the Summary Notice, which summarizes the foregoing matters and directs stockholders to the Long-Form Notice posted on the Company’s website, substantially in the form attached hereto as Exhibit B-2.

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3.3 Prudential shall undertake the administrative responsibility for giving notice to Current Prudential Stockholders and shall be solely responsible for paying the costs and expenses related to providing such notice to its stockholders. Within fourteen (14) business days after the entry of the Preliminary Approval Order, Prudential shall cause the Stipulation of Settlement and Long-Form Notice to be filed with the SEC as an exhibit to a filing on SEC Form 8-K or other appropriate filing, and Prudential shall publish the Summary Notice one time in the national edition of Investors’ Business Daily. Prudential shall also publish the Stipulation of Settlement and Long-Form Notice on an Internet page that Prudential shall create for this purpose, which shall be accessible via a link on the “Investors” page of Prudential’s website, the address of which shall be contained in the Long-Form Notice and Summary Notice. If additional notice is required by the Court, then the cost and administration of such additional notice shall be borne exclusively by Prudential. The Settling Parties believe the content and manner of the notice, as set forth in this paragraph, constitutes adequate and reasonable notice to Current Prudential Stockholders pursuant to applicable law and due process. Not less than twenty-one days (21) days before the Settlement Hearing, Defendants’ Counsel shall file with the Court an appropriate affidavit or declaration confirming their timely filing and posting of the Long-Form Notice and Summary Notice.

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3.4 The Settling Parties believe the content and manner of the Long-Form Notice and the manner of the notice procedures set forth herein constitute adequate and reasonable notice to Current Prudential Stockholders pursuant to applicable law and due process.

3.5 Pending the Court’s determination as to final approval of the Settlement, Plaintiffs are barred and enjoined from commencing, prosecuting, instigating, or in any way participating in the commencement or prosecution of any action asserting any Released Claim against any of the Released Persons.

4.	Attorneys’ Fees and Reimbursement of Expenses

4.1 In consideration of the substantial benefits conferred upon Prudential as a direct result of the Settlement and the efforts of Plaintiffs and Plaintiffs’ Counsel in this Derivative Action, and pursuant to a proposal made by the Mediator and accepted by the Settling Parties, Plaintiffs’ Counsel may request Court approval of an award of attorneys’ fees and expenses not to exceed $2,500,000.00 (i.e., 25% of the Settlement Fund), and Prudential shall pay to Plaintiffs’ Counsel from the Settlement Fund described in paragraph 2.1 attorneys’ fees and expenses in the amount approved by the Court (the “Fee and Expense Amount”). The Fee and Expense Amount shall be paid to Robbins LLP as receiving agent for Plaintiffs’ Counsel from the Settlement Fund within ten (10) business days of entry of the Court order granting final approval of the Settlement, notwithstanding the existence of any timely filed objection thereto, or potential or actual appeal therefrom, or collateral attack on the Settlement or any part thereof.

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4.2 The Fee and Expense Amount or such other amount as may be awarded by the Court shall constitute final and complete payment for Plaintiffs’ attorneys’ fees and expenses that have been incurred or will be incurred in connection with the Derivative Action. Neither the resolution of, nor any ruling regarding, the Fee and Expense Amount shall be a precondition to the Settlement or the Judgment and Order of Dismissal in accordance with the terms of this Stipulation. The Court may consider and rule upon the fairness, reasonableness, and adequacy of the Settlement independently of the Fee and Expense Amount, and the Settlement, if approved, shall take effect regardless of any ruling concerning the award of attorneys’ fees and expenses to Plaintiffs’ Counsel.

4.3 If any specified condition to the Settlement is not satisfied or, as a result of any appeal and/or further proceedings on remand, or successful collateral attack, the Court’s approval of the Settlement is reversed, or the Fee and Expense Amount is reduced or reversed, or the Effective Date for any reason does not occur, then Plaintiffs’ Counsel shall be severally obligated to make appropriate refunds or repayments of any attorneys’ fees and expenses previously paid within fifteen (15) business days from receiving notice from Defendants’ Counsel of written payment instructions and tax information.

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4.4 Defendants shall have no responsibility or liability for, and shall take no position with respect to, the allocation among Plaintiffs’ Counsel of any award of fees and expenses. Any disputes regarding allocation shall be mediated, and, if necessary, finally resolved by the Mediator pursuant to expedited arbitral procedures to be determined by the Mediator. As receiving agent for Plaintiffs’ Counsel, Robbins LLP shall not disburse any portion of the Fee and Expense Award except as agreed upon by all of Plaintiffs’ Counsel or as finally determined by the Mediator.

4.5 Plaintiffs’ Counsel may apply to the Court for a service award of up to $7,000.00 to each Plaintiff, subject to Court approval, which shall be paid from any approved Fee and Expense Amount. The Court’s decision with respect to any requested service award shall have no effect on the Settlement. Neither Prudential nor any of the Individual Defendants shall be liable for any portion of any service award.

5.	Releases

5.1. Upon the Effective Date, the Released Plaintiffs’ Persons shall be deemed to have fully, finally, and forever released, relinquished, and discharged the Released Plaintiffs’ Claims (including Unknown Claims) against the Released Defendants’ Persons and any and all claims arising out of, based upon, or in connection with the defense, settlement, or resolution of the Derivative Action against the Released Persons. Nothing herein shall in any way impair or restrict the rights of any Settling Party to enforce the terms of this Stipulation.

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5.2. Upon the Effective Date, each of the Released Defendants’ Persons shall be deemed to have fully, finally, and forever released, relinquished, and discharged the Released Defendants’ Claims (including Unknown Claims) against the Released Plaintiff’s Persons and any and all claims arising out of, based upon, or in connection with the institution, prosecution, assertion, settlement, or resolution of the Derivative Action or the Released Claims. Nothing herein shall in any way impair or restrict the rights of any Settling Party to enforce the terms of this Stipulation.

6.	Conditions of Settlement; Effect of Disapproval, Cancellation, or Termination

6.1 The Effective Date of this Stipulation shall be conditioned on the occurrence of all of the following events:

a. the Settlement is preliminarily approved and the content and method of providing notice of the proposed Settlement to Current Prudential Stockholders is approved by the Court;

b. notice of the Settlement is disseminated to Current Prudential Stockholders;

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c. the Judgment is entered by the Court, without awarding costs to any party, except as provided herein; and

d. the Judgment becomes Final.

6.2 If any of the conditions specified above in paragraph 6.1 are not met, then this Stipulation shall be canceled and terminated subject to paragraph 6.3, unless counsel for the Settling Parties mutually agree in writing to proceed with this Stipulation.

6.3 If for any reason the Effective Date of this Stipulation does not occur, or if this Stipulation is in any way canceled, terminated or fails to become Final in accordance with its terms: (a) all Settling Parties and Released Persons shall be restored to their respective positions in the Derivative Action on the date immediately prior to the execution of this Stipulation; (b) all releases delivered in connection with this Stipulation shall be null and void, except as otherwise provided for in this Stipulation; (c) the Fee and Expense Amount paid to Plaintiffs’ Counsel shall be refunded and returned in accordance with paragraph 4.2; and (d) all negotiations, proceedings, documents prepared, and statements made in connection herewith shall be without prejudice to the Settling Parties, shall not be deemed or construed to be an admission by a Settling Party of any act, matter, or proposition, and shall not be used in any manner for any purpose in any subsequent proceeding in the Derivative Action or in any other action or proceeding. In such event, the terms and provisions of this Stipulation shall have no further force and effect with respect to the Settling Parties and shall not be used in the Derivative Action or in any other proceeding for any purpose.

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7.	Miscellaneous Provisions

7.1 The Settling Parties: (a) acknowledge that it is their intent to consummate this Stipulation; and (b) agree to act in good faith and cooperate to take all reasonable and necessary steps to expeditiously implement the terms and conditions of this Stipulation.

7.2 In the event that any part of the Settlement is found to be unlawful, void, unconscionable, or against public policy by a court of competent jurisdiction, the remaining terms and conditions of the Settlement shall remain intact.

7.3 The Settling Parties intend this Settlement to be a final and complete resolution of all disputes between them with respect to the Derivative Action. The Settlement comprises claims that are contested and shall not be deemed an admission by any Settling Party as to the merits of any claim, allegation, or defense. The Settling Parties and their respective counsel agree that at all times during the course of the litigation, each has complied with the requirements of the applicable laws and rules of the Court, including, without limitation, rules governing professional conduct.

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7.4 Each of the Individual Defendants expressly denies and continues to deny all allegations of wrongdoing or liability against himself or herself arising out of any conduct, statements, acts, or omissions alleged, or which could have been alleged, in the Derivative Action. The existence of the provisions contained in this Stipulation shall not be deemed to prejudice in any way the respective positions of the Settling Parties with respect to the Derivative Action, shall not be deemed a presumption, a concession, or admission by any of the Settling Parties of any fault, liability, or wrongdoing as to any facts, claims, or defenses that have been or might have been alleged or asserted in the Derivative Action or with respect to any of the claims settled in the Derivative Action, or any other action or proceeding, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Derivative Action, or in any other action or proceeding, except for any litigation or judicial proceeding arising out of or relating to this Stipulation or the Settlement whether civil, criminal, or administrative, for any purpose other than as provided expressly herein.

7.5 This Stipulation may be modified or amended only by a writing signed by the signatories hereto.

7.6 This Stipulation shall be deemed drafted equally by all Settling Parties.

7.7 No representations, warranties, or inducements have been made to any of the Settling Parties concerning this Stipulation or its exhibits other than the representations, warranties, and covenants contained and memorialized in such documents.

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7.8 Each counsel or other Person executing this Stipulation or its exhibits on behalf of any of the Settling Parties hereby warrants that such Person has the full authority to do so.

7.9 The exhibits to this Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

7.10 This Stipulation and the exhibits attached hereto constitute the entire agreement among the Settling Parties with respect to the subject matter hereof and supersede all prior and contemporaneous oral and written agreements and discussions.

7.11 In the event that there exists a conflict or inconsistency between the terms of this Stipulation and the terms of any exhibit hereto, the terms of this Stipulation shall prevail.

7.12 This Stipulation may be executed in one or more counterparts, including by signature transmitted by facsimile or e-mailed PDF files. Each counterpart, when so executed, shall be deemed to be an original, and all such counterparts together shall constitute the same instrument.

7.13 This Stipulation shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of New Jersey, and the rights and obligations of the parties to this Stipulation shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of New Jersey without giving effect to that State’s choice of law principles.

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7.14 The Court shall retain jurisdiction to implement and enforce the terms of the Stipulation and the Court’s Judgment and to consider any matters or disputes arising out of or relating to the Settlement, and the Settling Parties submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement embodied in the Stipulation and Judgment, and for matters or disputes arising out of or relating to the Settlement.

IN WITNESS WHEREOF, IT IS HEREBY AGREED by the undersigned as of March 21, 2025.

ROBBINS LLP	DEBEVOISE & PLIMPTON LLP

/s/ Craig W. Smith	/s/ Susan R. Gittes
CRAIG W. SMITH	SUSAN R. GITTES
BRIAN J. ROBBINS	MAEVE L. O’CONNOR
SHANE P. SANDERS	66 Hudson Boulevard
5060 Shoreham Place, Suite 300	New York, New York 10001
San Diego, CA 92122	Telephone: (212) 909-6000
Telephone: (619) 525-3990	E-mail:
Facsimile: (619) 525-3991	srgittes@debevoise.com
E-mail: brobbins@robbinsllp.com	mloconnor@debevoise.com
csmith@robbinsllp.com
ssanders@robbinsllp.com

BRAGAR EAGEL & SQUIRE, P.C	WALSH PIZZI O’REILLY
Lawrence P. Eagel (N.J. Bar #	FALANGA LLP
038881983)	TRICIA B. O’REILLY
810 Seventh Avenue, Suite 620	DAVID D. CRAMER

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New York, NY 10022	Three Gateway Center
Telephone: (212) 308-5858	100 Mulberry Street, 15th Floor
Facsimile: (212) 486-0462	Newark, NJ 07102
E-mail: eagel@bespc.com	Telephone: (973) 757-1100
E-mail: toreilly@walsh.law
Co-Lead Counsel for Plaintiffs	toreilly@walsh.law

HERMAN JONES LLP	Counsel for Defendants
SERINA M. VASH
(NJ Bar No. 041142009)
153 Central Avenue #131
Westfield, NJ 07090
svash@hermanjones.com
Telephone: (404) 504-6516
Facsimile: (404) 504-6501

Liaison Counsel for Plaintiffs